SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                    March 6, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



  7733 Forsyth Boulevard, St. Louis, MO                   63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314)854-5200
    including area code

Item 5.  Other Events
A press release was issued March 6, 1997. The relevant portion of the text of that release was as follows:
(*)Indicates registered trademark

MALLINCKRODT, MOLECULAR BIOSYSTEMS FILE FOR MARKETING CLEARANCE OF ULTRASOUND IMAGING AGENT, FS069, IN EUROPEAN UNION

ST. LOUIS, Mo., and San Diego, Calif., March 6, 1997 - Mallinckrodt Inc. (NYSE:MKG) and Molecular Biosystems, Inc. (NYSE:MB) (MBI) today jointly announced that a Marketing Authorization Application (MAA) was filed with the European Medicines Evaluation Agency (EMEA) for FS069, MBI's second generation agent. FS069 is designed to enhance ultrasound imaging by enabling physicians to visualize blood flow and enhance resolution of anatomical structure where ultrasound alone is inadequate.
     FS069 will be reviewed under the new centralized application procedures established by the European Union and known as the "fast track" review process. Upon receiving clearance from the EMEA, the product will be marketed by Mallinckrodt in all countries of the European Union - Austria, Germany, United Kingdom, France, Ireland, Italy, Spain, Portugal, Sweden, Finland, Denmark, Belgium, Luxembourg, the Netherlands and Greece.
     The MAA filed with the EMEA is for the use of FS069 with echocardiography (ultrasound imaging of the heart) for enhancing images in the assessment of cardiac function, which includes the visualization of endocardial borders and left ventricular opacification.
     The ability to visualize cardiac anatomy is important in the echocardiographer's diagnosis of regional and global wall motion abnormalities, which in turn may be a measure of the severity of coronary artery disease. Additionally, Doppler signal enhancement, which provides important information about blood flow in cardiac valves and vessels, was also included in the submission.
     "We believe FS069 will be a significant tool in enhancing ultrasound imaging for cardiovascular indications," said James C. Carlile, president of Mallinckrodt's Medical Imaging Division. "We look forward to receiving European clearance so we can bring the benefits of FS069 to patients in all countries of the European Union."
     Kenneth J. Widder, M. D., Molecular Biosystems' chairman and chief executive officer, said, "With the recent unconditional recommendation for FS069 from the advisory panel to the FDA and the filing of our European submission, we continue to position ourselves for the global commercialization of our second-generation imaging agent. All of us at MBI are excited to be partnered with the Mallinckrodt team, a major player in the European contrast media market, and look forward to receiving marketing clearance from the regulatory agency."
     MBI, based in San Diego, Calif., is a world leader in the development and manufacture of ultrasound contrast agents for medical imaging. MBI shares are listed on the New York Stock Exchange under the symbol "MB." ALBUNEX*, the first FDA-cleared ultrasound imaging agent, is currently marketed in the United States by Mallinckrodt.
     Mallinckrodt is a dynamic, international growth company serving specialty markets in human healthcare and chemicals and is dedicated to improving healthcare and chemistry. Mallinckrodt is a major producer of analgesic pharmaceuticals, diagnostic imaging agents, medical devices, catalysts, and laboratory and microelectronic chemicals. The St. Louis-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 2,000 products in more than 100 countries. Mallinckrodt employs about 10,400 people worldwide. The Mallinckrodt web site can be found at (www.mallinckrodt.com)
     This news release contains forward-looking statements that involve risks and uncertainties. The actual timing of the FDA or EMEA approval for FS069 cardiac function indication may differ materially from the companies' expectations. Among the factors that could result in a materially different outcome are the actions of regulatory authorities and the inherent uncertainties involved in the development of a new product.

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
  and General Counsel

DATE:  March 10, 1997